SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A12G/A

(AMENDMENT NO. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

FIRST MIDWEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3161078

(State of incorporation or organization)	(IRS Employer Identification No.)

One Pierce Place, Suite 1500 Itasca, Illinois	60143

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[X]

Securities Act registration statement file number to which this form relates:     (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

Item 1.     Description of Registrant’s Securities to be Registered.

        On February 15, 1989, the Board of Directors of First Midwest Bancorp, Inc., a Delaware corporation (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock, without par value (“Common Stock”), of the Company held of record at the close of business on March 1, 1989, or issued thereafter and prior to the Separation Time (as defined in the Original Rights Agreement). The Rights were issued pursuant to a Rights Agreement, dated as of February 15, 1989 (the “Rights Agreement”), between the Company and The First National Bank of Chicago, as rights agent (the “Original Rights Agreement”). On November 15, 1995 the Company amended and restated the Original Rights Agreement in its entirety (the “Restated Rights Agreement”) and appointed First Midwest Trust Company (the “Rights Agent”) to replace The First National Bank of Chicago as Rights Agent. On June 18, 1997, in connection with a merger with SparBank, Incorporated, a Delaware corporation (“SparBank”), the Board of Directors adopted a resolution approving, and the Company and the Rights Agent executed, the First Amendment to the Rights Agreement (the “First Amendment”). On November 14, 2005, the Board of Directors adopted a resolution approving, and the Company and the Rights Agent (now First Midwest Bank, following the merger of First Midwest Trust Company into First Midwest Bank) executed, Amendment No. 2 to the Restated Rights Agreement (“Amendment No. 2”), to provide that the Expiration Time would be extended to November 15, 2015 and the Exercise Price, currently $100, would be $150.

        The foregoing description of Amendment No. 2 is qualified in its entirety by reference to the full text of Amendment No. 2, a copy of which has been filed as an exhibit hereto and which is incorporated herein by this reference. Copies of the Restated Rights Agreement, the First Amendment and Amendment No. 2 are available free of charge from the Company.

Exhibit No.	Description

4.1	Amendment No. 2, dated as of November 14, 2005, to the Amended and Restated Rights Agreement, dated as of November 15, 1995, between First Midwest Bancorp, Inc. and First Midwest Bank

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST MIDWEST BANCORP, INC.
By:	/s/ STEVEN H. SHAPIRO

	Name: Title:	Steven H. Shapiro Executive Vice President and Corporate Secretary

Date: November 16, 2005

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment No. 2, dated as of November 14, 2005, to the Amended and Restated Rights Agreement, dated as of November 15, 1995, between First Midwest Bancorp, Inc. and First Midwest Bank